Exhibit 99.1
Carter Validus Mission Critical REIT, Inc.
Announces Retirement of Lisa A. Drummond

Tampa, FL – July 25, 2018 - Carter Validus Mission Critical REIT, Inc. (the “Company”), a Maryland corporation that currently qualifies as a real estate investment trust ("REIT"), announces that Lisa A. Drummond will retire from her role as Secretary of the Company on or before December 31, 2018, a position she has held since December 2009. Ms. Drummond also serves as Chief Operating Officer and Secretary of Carter Validus/Advisors, LLC, the external advisor of the Company, and will retire from such positions on or before December 31, 2018.

Ms. Drummond stated, “I am grateful for the opportunity to have been part of the Company’s leadership team since its formation and to have helped create a market-leading REIT. I look forward to seeing the continuing successful execution of the Company’s strategy by our existing group of talented professionals.”

“All of us at Carter Validus would like to thank Lisa for her significant contribution to the Company since its formation. I have full confidence that we will continue to successfully execute on our strategy and realize the best possible outcomes for our stockholders,” stated Michael A. Seton, Chief Executive Officer and President of the Company.

In accordance with the Company's policies and procedures, the Company's management team and board of directors are implementing a succession plan in preparation for Ms. Drummond’s departure.

About Carter Validus Mission Critical REIT, Inc.
Carter Validus Mission Critical REIT, Inc. currently qualifies as a real estate investment trust and invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants.

Media Contact
Cindy Etheredge
Marketing Director, Carter Validus
813-316-4323
cetheredge@cvreit.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.